UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2006

Charlotte Russe Holding, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-27677	33-0724325
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4645 Morena Boulevard, San Diego, CA	92117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 587-1500

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 29, 2006, our wholly-owned subsidiary, Charlotte Russe, Inc., entered into a Purchase Agreement with Forever 21 Retail, Inc. pursuant to which Charlotte Russe, Inc. sold certain Rampage store assets to Forever 21 Retail, Inc.

Included in the transaction are leasehold interests, store fixtures and equipment for 44 store locations operating under the Rampage store name. We will receive $325,000 per store location, or approximately $14 million of sales proceeds, from this all-cash transaction, subject to and contingent upon the satisfaction of certain conditions, including receipt of landlord consents with respect to each store. Forever 21 deposited the aggregate purchase price in an escrow account and the per store purchase price will be distributed from the escrow account to Charlotte Russe upon satisfaction of the aforementioned conditions with respect to each store. Of the 44 stores subject to the transaction, it is expected that 24 will cease to operate as Rampage stores on July 5, 2006, and the remaining 20 stores would cease to operate as Rampage stores on July 31, 2006. Rent occupancy and all other costs, expenses, fees or charges relating to each of the 44 stores will be apportioned between Charlotte Russe and Forever 21 based upon the date of transfer.

The press release announcing the transaction is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release of Charlotte Russe Holding, Inc. dated June 29, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARLOTTE RUSSE HOLDING, INC.

By:	/s/ Mark A. Hoffman
Mark A. Hoffman
Chief Executive Officer and President

Date: July 6, 2006

INDEX TO EXHIBITS

99.1	Press release of Charlotte Russe Holding, Inc. dated June 29, 2006.